Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Trustees

InnSuites Hospitality Trust:

We consent to the incorporation by reference in the registration statement (No. 333-46030) on Form S-8 of InnSuites Hospitality Trust and subsidiaries (the Company) of our report dated April 30, 2002, except as to note 21 which is as of May 2, 2005, with respect to the consolidated statements of operations, shareholders’ equity and cash flows for the year ended January 31, 2002, and the 2002 information in the related financial statement schedule, which report appears in the January 31, 2004, annual report on Form 10-K/A of the Company.

As discussed in note 21 to the consolidated financial statements, the Company has restated the consolidated statement of operations for the year ended January 31, 2002.

Phoenix, Arizona	/s/ KPMG LLP
May 2, 2005